Exhibit (d)(22)

                               THE RBB FUND, INC.
                                 AMENDMENT NO. 2
                                       TO
                          INVESTMENT ADVISORY AGREEMENT
                       n/i numeric investors Mid Cap Fund

      This Amendment No. 2 to the Investment Advisory Agreement ("Amendment No. 2"), dated as of May 25, 2005, is entered into between THE RBB FUND, INC., a Maryland corporation (the "Fund"), and Numeric Investors LLC (the "Investment Adviser").

      WHEREAS, the Fund and the Investment Adviser have entered into an Investment Advisory Agreement dated as of November 12, 2004 (the "Agreement"), pursuant to which the Fund appointed the Investment Adviser to act as investment adviser to the Fund for its n/i numeric investors Mid Cap Fund (the "Portfolio");

      WHEREAS, the parties amended the Agreement on December 1, 2005 ("Amendment No. 1") to change the Target; and

      WHEREAS, the parties wish to amend Amendment No. 1 to more precisely describe the performance-based advisory fee arrangement with respect to the Portfolio;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that Amendment No. 1 is hereby replaced in its entirety with this Amendment No. 2, which replaces Section 12 of the Agreement as follows:

            "12. COMPENSATION.

                  (a) For the services provided and the expenses assumed pursuant to the Agreement with respect to the Fund, commencing on December 1, 2005, the Portfolio will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor fees calculated as follows:

                        (i) There shall be a fee accrued daily and paid monthly in arrears at the annual rate of 0.85% of the Portfolio's net assets averaged daily over the 12-month rolling period ending on the last day of the current calendar month (the "Base Fee"), provided, however, that if subparagraph (ii) below is applicable, the fee shall be calculated pursuant to subparagraphs (iii) and (iv) below.

                        (ii) At the end of each calendar month, it shall be determined whether the investment performance of the Portfolio for the 12-month rolling period ending on the last day of such calendar month (calculated in accordance with subparagraph (vi) below) has matched, exceeded or lagged the investment record of the Target (as hereinafter defined) within the parameters of subparagraphs (A) through (K) below for the same 12-month rolling period over which the investment performance of the Portfolio was measured:

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                              (A) the investment performance of the Portfolio
lagged the Target;

                              (B) the investment performance of the Portfolio
matched the Target or exceeded the Target by less than 100 basis points;

                              (C) the investment performance of the Portfolio
exceeded the Target by at least 100 but less than 200 basis points;

                              (D) the investment performance of the Portfolio
exceeded the Target by at least 200 but less than 300 basis points;

                              (E) the investment performance of the Portfolio
exceeded the Target by at least 300 but less than 400 basis points;

                              (F) the investment performance of the Portfolio
exceeded the Target by at least 400 but less than 500 basis points;

                              (G) the investment performance of the Portfolio
exceeded the Target by at least 500 but less than 600 basis points;

                              (H) the investment performance of the Portfolio
exceeded the Target by at least 600 but less than 700 basis points;

                              (I) the investment performance of the Portfolio
exceeded the Target by at least 700 but less than 800 basis points;

                              (J) the investment performance of the Portfolio
exceeded the Target by at least 800 but less than 900 basis points; or

                              (K) the investment performance of the Portfolio
exceeded the Target by 900 basis points or more;

                        (iii) If subparagraph (ii) applies, the Base Fee for such calendar month should be adjusted as follows:

                              (A) If subparagraph (ii)(A) applies, the Base Fee
shall be 0.35%;

                              (B) If subparagraph (ii)(B) applies, the Base Fee
shall be 0.45%;

                              (C) If subparagraph (ii)(C) applies, the Base Fee
shall be 0.55%;

                              (D) If subparagraph (ii)(D) applies, the Base Fee
shall be 0.65%;

                              (E) If subparagraph (ii)(E) applies, the Base Fee
shall be 0.75%;


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                              (F) If subparagraph (ii)(F) applies, the Base Fee
shall be 0.85%;

                              (G) If subparagraph (ii)(G) applies, the Base Fee
shall be 0.95%;

                              (H) If subparagraph (ii)(H) applies, the Base Fee
shall be 1.05%;

                              (I) If subparagraph (ii)(I) applies, the Base Fee
shall be 1.15%;

                              (J) If subparagraph (ii)(J) applies, the Base Fee
shall be 1.25%; or

                              (K) If subparagraph (ii)(K) applies, the Base Fee
shall be 1.35%.

                        (iv) At the end of each calendar month, the Base Fee as adjusted based on the investment performance of the Portfolio during the 12-month rolling period ending on the last day of such calendar month will be applied to the net assets of the Portfolio averaged daily over the same 12-month rolling period over which the investment performance of the Portfolio was measured to determine the adjusted Base Fee.

                        (v) The "Target" means the investment record of the Russell Midcap Index.

                        (vi) The investment record of the Target shall be calculated in accordance with Rule 205-1(b) under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as such Rule shall be amended from time to time or any successor regulation. The investment performance of the Fund shall be calculated in accordance with Rule 205-1(a) under the Advisers Act as such Rule shall be amended from time to time or any successor regulation.

                  (b) For each month in the 12-month period commencing December 1, 2004, the rate of the Base Fee for such calendar month shall be the lesser of the Base Fee as calculated pursuant to subparagraph (a) where the Target shall mean the investment record of the Russell Midcap Index; or the Base Fee as calculated pursuant to subparagraph (a) where the Target shall mean the investment record of the Standard & Poor's MidCap 400.

                  (c) The fee attributable to the Portfolio shall be satisfied only against assets of the Portfolio and not against the assets of any other investment portfolio of the Fund."


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      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Amendment No. 2 to be executed by their officers designated below as of the date first above written.

                                        THE RBB FUND, INC.

                                        By:    /S/ EDWARD J. ROACH
                                               -------------------
                                               Edward J. Roach
                                        Title: President


                                        NUMERIC INVESTORS LLC

                                        By:    /S/ RAYMOND J. JOUMAS
                                               ---------------------
                                        Title: Managing Director & CFO


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